UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2009 (April 17, 2009)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

902 NW 4th Street Gainesville, Florida	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 835-2211

_____________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below.  The discussion is qualified in its entirety by the full text of the agreement, which are attached to this Current Report on Form 8-K as Exhibit 10.1.

On April 17, 2009, Quick-Med Technologies, Inc. (the “Company”) and Avery Dennison Corporation (“Avery”) entered into a Joint Development and Exclusive Option Agreement (the “Agreement”) effective as of April 17, 2009.  The term of the Agreement is six (6) months, unless earlier terminated or otherwise extended (the “Term”).  Under the Agreement, the parties agreed to use commercially reasonable efforts during the Term to develop technology utilizing advanced antimicrobial polymeric materials supplied by the Company as NIMBUS® (Novel Intrinsically MicroBonded Utility Substrate), NimbuSorb™, and/or NimbuDerm™ (the “Technology”) for the purpose of controlling bacteria in medical devices and other healthcare applications utilizing adhesive and any non-medical device or non-healthcare application utilizing a certain type of adhesives (the “Joint Development Program”).  During the Term, Avery is to conduct one or more evaluations of adhesives treated with the Technology, and the Company is to provide basic microbiology analysis to determine the effectiveness of antimicrobial activity imparted thereto.

The Agreement sets forth the following milestones: (i) execution of the Agreement by April 15, 2009 for the payment of $30,000; (ii) review and evaluation by Avery of intellectual property related to the Technology and Avery’s approval of such intellectual property, and meeting the goal of a certain log kill for MRSA and VRE after  certain minutes of contact with the Company’s adhesive by July 15, 2009 for the payment of $30,000; and (iii) meeting the goal of a certain log kill for MRSA and VRE after  certain hours of contact with the Company’s adhesive  by October 15, 2009 for the payment of $40,000 (each a “Milestone,” and collectively the “Milestones”).  After each Milestone is met, Avery is to send written confirmation to the Company confirming the completion of a Milestone.  Avery is to pay to the Company the amounts due for each milestone within seven (7) days of its written confirmation.

The Joint Development Program will be deemed completed upon delivery of written notice by Avery to the Company that the Milestones and certain specifications (the “Specifications”) have been achieved.  If the Joint Development Program is not completed by the expiration of the Term, then the Term will be extended until the shorter of (i) an additional six (6) months or (ii) until the Specifications have been satisfied.

In addition, the Company granted to Avery an exclusive option to obtain an exclusive agreement to the Company’s NIMBUS® and other proprietary antimicrobial technologies relating to certain medical devices and industrial applications.

The Company will retain sole and exclusive ownership of all technology utilizing the Technology and any improvements or modifications thereto related to antimicrobial functionality developed during the Joint Development Program.  Avery will retain sole and exclusive ownership of all technology embodied in adhesives developed, manufactured, and/or sold by Avery or its affiliates and any improvements or modifications thereto related to the formulation, production, or use of adhesives developed during the Joint Development Program.

The filing, prosecution, and payment for patent applications covering intellectual property owned by Avery that is developed under this Agreement is solely within Avery’s discretion, but Avery must submit each such patent application to the Company for review and approval prior to filing.  The filing, prosecution, and payment for patent applications covering intellectual property owned by the Company that is developed under this Agreement is solely within the Company’s discretion, but the Company must submit each such patent application to Avery for review and approval prior to filing.

Either party may terminate the Agreement for cause upon any material breach of the Agreement by the non-breaching party that is not cured within thirty (30) days after written notice delivered by the non-breaching party.

There are no material relationships between the Company or its affiliates and any of the parties to the Agreement, other than with respect to the Agreement.

Item 9.01                                Financial Statements and Exhibits

(c)           Exhibits.

Exh. No.                                Description

10.1.
Joint Development and Exclusive Option Agreement by and between Quick Med Technologies, Inc. and Avery Dennison Corporation dated April 17, 2009.  (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)
Date: April 23, 2009
/s/ Nam H. Nguyen___________________________
Nam H. Nguyen, Chief Financial Officer